Exhibit 99.1

Analog Devices Reports Fourth Quarter Results Above the High-End of Outlook

•Revenue of $1.53 billion for the fourth quarter and $5.60 billion for fiscal 2020
•B2B revenue for the fourth quarter increased 4% sequentially and 10% year-over-year
•Operating cash flow of $2.0 billion and free cash flow of $1.8 billion for fiscal 2020
•Returned over $1.1 billion to shareholders in fiscal 2020 and recently reinstated our buyback program
WILMINGTON, Mass.--(BUSINESS WIRE)--November 24, 2020--Analog Devices, Inc. (Nasdaq: ADI), a leading global high-performance semiconductor company, today announced financial results for its fourth quarter and full year fiscal 2020, which ended October 31, 2020.

“ADI delivered fourth quarter results above the high-end of our outlook. We grew revenue across all of our B2B markets, expanded operating margins and increased EPS by double-digits year-over-year,” said Vincent Roche, President and CEO of Analog Devices. “Fiscal 2020 represented a year of strategic progress against an unprecedented backdrop, and our results continue to highlight the insatiable demand for our high-performance analog and mixed signal solutions. Overall, I’m proud of how our global team embraced and learned from this challenging time and continued to execute at a high level to generate and capture value for all stakeholders.”

Roche continued, “Looking ahead, our pending acquisition of Maxim Integrated is an opportunity to increase our scale and scope to deliver disruptive innovation for our customers while driving further profitable growth. The combination strengthens our industry leadership position, further diversifying our business across markets and applications and solidifying ADI as the destination for the world’s best analog talent. While the macroenvironment remains fluid, we are cautiously optimistic that a broad-based recovery is underway and expect to build on this momentum in fiscal 2021.”

Performance for the Fourth Quarter of Fiscal 2020

Results Summary(1)
(in millions, except per-share amounts and percentages)

	Three Months Ended
	Oct 31, 2020	Nov 2, 2019		Change
Revenue	$1,526	$1,443		6%
Gross margin	$1,023	$942		9%
Gross margin percentage	67.0%	65.3%	(2)	170 bps
Operating income	$462	$338		36%
Operating margin	30.2%	23.4%		680 bps
Diluted earnings per share	$1.04	$0.74		41%

Adjusted Results
Adjusted gross margin	$1,068	$987		8%
Adjusted gross margin percentage	70.0%	68.4%	(2)	160 bps
Adjusted operating income	$636	$560		14%
Adjusted operating margin	41.7%	38.8%		290 bps
Adjusted diluted earnings per share	$1.44	$1.19		21%

		Three Months Ended		Trailing Twelve Months
Cash Generation		Oct 31, 2020		Oct 31, 2020
Net cash provided by operating activities		$673		$2,008
% of revenue		44.1%		35.8%
Capital expenditures		$(30)		$(166)
Free cash flow		$643		$1,843
% of revenue		42.1%		32.9%

		Three Months Ended		Trailing Twelve Months
Cash Return		Oct 31, 2020		Oct 31, 2020
Dividend paid		$(230)		$(886)
Stock repurchases		(7)		(244)
Total cash returned		$(237)		$(1,131)

(1) The sum and/or computation of the individual amounts may not equal the total due to rounding.
(2) Includes approximately 140 basis points of impact from a write-down of inventory associated with a customer within our Communications end market.

Outlook for the First Quarter of Fiscal Year 2021

For the first quarter of fiscal 2021, we are forecasting revenue of $1.50 billion, +/- $70 million. At the midpoint of this revenue outlook, we expect reported operating margin of approximately 29.1%, +/- 150 bps, and adjusted operating margin of approximately 40.0%, +/- 100 bps. We are planning for reported EPS to be $0.92, +/- $0.10, and adjusted EPS to be $1.30, +/- $0.10.

Our first quarter fiscal 2021 outlook is based on current expectations and actual results may differ materially, as a result of, among other things, the important factors discussed at the end of this release. These statements supersede all prior statements regarding our business outlook set forth in prior ADI news releases, and ADI disclaims any obligation to update these forward-looking statements.

The adjusted results and adjusted anticipated results above are financial measures presented on a non-GAAP basis. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided in the financial tables included in this press release. See also “Non-GAAP Financial Information” section for additional information.

Dividend Payment

The ADI Board of Directors has declared a quarterly cash dividend of $0.62 per outstanding share of common stock. The dividend will be paid on December 15, 2020 to all shareholders of record at the close of business on December 4, 2020.

Conference Call Scheduled for Today, Tuesday, November 24, 2020 at 10:00 am ET

ADI will host a conference call to discuss our fourth quarter fiscal 2020 results and short-term outlook today, beginning at 10:00 am ET. Investors may join via webcast, accessible at investor.analog.com, or by telephone (call 800-859-9560, or 706-634-7193 for international calls, ten minutes before the call begins and provide the password "ADI").

A replay will be available two hours after the completion of the call. The replay may be accessed for up to two weeks by dialing 855-859-2056 (replay only) and providing the conference ID: 5297321, or by visiting investor.analog.com.

Non-GAAP Financial Information

This release includes non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles (GAAP) and may be different from non-GAAP measures presented by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These non-GAAP measures have material limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and should not be considered in isolation from, or as a substitute for, the Company’s financial results presented in accordance with GAAP. The Company’s use of non-GAAP measures, and the underlying methodology when including or excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, record such items in future periods. You are cautioned not to place undue reliance on these non-GAAP measures. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided in the financial tables included in this release.

Management uses non-GAAP measures internally to evaluate the Company’s operating performance from continuing operations against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in evaluating the Company’s core business and trends across different reporting periods on a consistent basis. Management also uses these non-GAAP measures as the primary performance measurement when communicating with analysts and investors regarding the Company’s earnings results and outlook and believes that the presentation of these non-GAAP measures is useful to investors because it provides investors with the operating results that management uses to manage the Company and enables investors and analysts to evaluate the Company’s core business. Management also believes that the non-GAAP liquidity measure free cash flow is useful both internally and to investors because it provides information about the amount of cash generated after capital expenditures that is then available to repay debt obligations, make investments and fund acquisitions, and for certain other activities.
The non-GAAP financial measures referenced by ADI in this release include: adjusted gross margin, adjusted gross margin percentage, adjusted operating expenses, adjusted operating expenses percentage, adjusted operating income, adjusted operating margin, adjusted income before income taxes, adjusted provision for income taxes, adjusted tax rate, adjusted diluted earnings per share (EPS), free cash flow, and free cash flow margin percentage.
Adjusted gross margin is defined as gross margin, determined in accordance with GAAP, excluding certain acquisition related expenses1 which are described further below. Adjusted gross margin percentage represents adjusted gross margin divided by revenue.
Adjusted operating expenses is defined as operating expenses, determined in accordance with GAAP, excluding: certain acquisition related expenses1; acquisition related transaction costs2; restructuring related expense3; and charitable foundation contribution4 which are described further below. Adjusted operating expenses percentage represents adjusted operating expenses divided by revenue.
Adjusted operating income is defined as operating income, determined in accordance with GAAP, excluding: acquisition related expenses1; acquisition related transaction costs2; restructuring related expense3; and charitable foundation contribution4 which are described further below. Adjusted operating margin represents adjusted operating income divided by revenue.
Adjusted income before income taxes is defined as income before income taxes, determined in accordance with GAAP, excluding: acquisition related expenses1; acquisition related transaction costs2; restructuring related expense3; and charitable foundation contribution4 which are described further below.
Adjusted provision for income taxes is defined as provision for income taxes, determined in accordance with GAAP, excluding tax related items5 which are described further below. Adjusted tax rate represents adjusted provision for income taxes divided by adjusted income before income taxes.
Adjusted diluted EPS is defined as diluted EPS, determined in accordance with GAAP, excluding: acquisition related expenses1; acquisition related transaction costs2; restructuring related expense3; charitable foundation contribution4; and tax related items5 which are described further below.
Free cash flow is defined as net cash provided by operating activities, determined in accordance with GAAP, less additions to property, plant and equipment, net. Free cash flow margin percentage represents free cash flow divided by revenue.
1Acquisition Related Expenses: Expenses incurred as a result of current and prior period acquisitions and primarily include expenses associated with the fair value adjustments to inventory, property, plant and equipment and amortization of acquisition related intangibles, which include acquired intangibles such as purchased technology and customer relationships. Expenses also include severance payments, equity award accelerations, and the fair value adjustment associated with the replacement of share-based awards related to the Linear Technology

Corporation (Linear) acquisition. We excluded these costs from our non-GAAP measures because they relate to specific transactions and are not reflective of our ongoing financial performance.
2Acquisition Related Transaction Costs: Costs directly related to the proposed Maxim Integrated Products, Inc. acquisition, including legal, accounting and other professional fees as well as integration-related costs. We excluded these costs from our non-GAAP measures because they relate to a specific transaction and are not reflective of our ongoing financial performance.
3Restructuring Related Expense: Expenses incurred in connection with facility closures, consolidation of manufacturing facilities, severance, other accelerated stock-based compensation expense and other cost reduction efforts or reorganizational initiatives. We excluded these expenses from our non-GAAP measures because apart from ongoing expense savings as a result of such items, these expenses have no direct correlation to the operation of our business in the future.
4Charitable Foundation Contribution: Expenses incurred in connection with a one time contribution of registered shares of common stock to the Analog Devices Foundation. We excluded this expense from our non-GAAP measures because this expense has no direct correlation to the operation of our business in the future.
5Tax Related Items: Income tax effect of the non-GAAP items discussed above and income tax from certain discrete tax items primarily related to the resolution of prior period tax audits, income tax from certain uncertain tax positions, income tax from state valuation allowance adjustments, income tax on certain inventory intra-entity transfers, the impact of a voluntary accounting policy change and other income tax adjustments related to prior periods. We excluded the income tax benefit / provision effect of these tax related items from our non-GAAP measures because they are not associated with the tax expense on our ongoing operating results.

About Analog Devices

Analog Devices (Nasdaq: ADI) is a leading global high-performance analog technology company dedicated to solving the toughest engineering challenges. We enable our customers to interpret the world around us by intelligently bridging the physical and digital with unmatched technologies that sense, measure, power, connect and interpret. Visit http://www.analog.com.

Forward Looking Statements

This press release contains forward-looking statements, which address a variety of subjects including, for example, our statements regarding our proposed acquisition of Maxim Integrated Products, Inc. (“Maxim”); the impact of the COVID-19 pandemic on our business, financial condition and results of operations; expected revenue, operating margin, tax rate, earnings per share, and other financial results; expected market trends, market share gains, operating leverage, production and inventory levels; expected customer demand and order rates for our products and expected product offerings; product development; and marketing position. Statements that are not historical facts, including statements about our beliefs, plans and expectations, are forward-looking statements. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the uncertainty as to the extent of the duration, scope and impacts of the COVID-19 pandemic; political and economic uncertainty, including any faltering in global economic conditions or the stability of credit and financial markets; erosion of consumer confidence and declines in customer spending; unavailability of raw materials, services, supplies or manufacturing capacity; changes in geographic, product or customer mix; changes in export classifications, import and export regulations or duties and tariffs; changes in our or Maxim’s estimates of our respective expected tax rates based on current tax law; our ability to successfully integrate Maxim’s businesses and technologies; the risk that the expected benefits and synergies of the proposed transaction and growth prospects of the combined company may not be fully achieved in a timely manner, or at all; adverse results in litigation matters, including the potential for litigation related to the proposed transaction; the risk that we or Maxim will be unable to retain and hire key personnel; the risk associated with the timing of the closing of the proposed transaction, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all or the failure of the transaction to close for any other reason or to close on the anticipated terms, including the anticipated tax treatment; the risk that any regulatory approval, consent or authorization that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; unanticipated difficulties or expenditures relating to the transaction, the response of business partners and retention as a result of the announcement and pendency of the transaction; uncertainty as to the long-term value of our common stock; the diversion of management time on transaction-related matters; our ability to successfully integrate acquired businesses and technologies; and the risk that expected benefits, synergies and growth prospects of acquisitions may not be fully achieved in a timely manner, or at all. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission (“SEC”), including the risk factors contained in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.

Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners.

ANALOG DEVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	Oct 31, 2020	Nov 2, 2019	Oct 31, 2020	Nov 2, 2019
Revenue	$1,526,295	$1,443,219	$5,603,056	$5,991,065
Cost of sales	503,211	501,028	1,912,578	1,977,315
Gross margin	1,023,084	942,191	3,690,478	4,013,750
Operating expenses:
Research and development	280,239	277,018	1,050,519	1,130,348
Selling, marketing, general and administrative	165,115	154,799	659,923	648,094
Amortization of intangibles	108,007	107,225	429,455	429,041
Special charges	8,051	64,788	52,337	95,659
Total operating expenses	561,412	603,830	2,192,234	2,303,142
Operating income	461,672	338,361	1,498,244	1,710,608
Nonoperating expense (income):
Interest expense	48,593	50,775	193,305	229,075
Interest income	(527)	(1,988)	(4,305)	(10,229)
Other, net	(3,704)	1,747	(2,373)	6,034
	44,362	50,534	186,627	224,880
Income before income taxes	417,310	287,827	1,311,617	1,485,728
Provision for income taxes	30,784	10,133	90,856	122,717
Net income	$386,526	$277,694	$1,220,761	$1,363,011

Shares used to compute earnings per share - basic	369,284	369,051	368,633	369,133
Shares used to compute earnings per share - diluted	372,322	372,584	371,973	372,871

Basic earnings per common share	$1.05	$0.75	$3.31	$3.68
Diluted earnings per common share	$1.04	$0.74	$3.28	$3.65

ANALOG DEVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	October 31, 2020	November 2, 2019
Cash & cash equivalents	$1,055,860	$648,322
Accounts receivable	737,536	635,136
Inventories	608,260	609,886
Other current assets	116,032	91,782
Total current assets	2,517,688	1,985,126
Net property, plant and equipment	1,120,561	1,219,989
Other investments	86,729	77,324
Goodwill	12,278,425	12,256,880
Intangible assets, net	3,650,280	4,217,224
Deferred tax assets	1,503,064	1,582,382
Other assets	311,856	53,716
Total assets	$21,468,603	$21,392,641

Other current liabilities	$1,364,986	$1,208,965
Debt, current	—	299,667
Long-term debt	5,145,102	5,192,252
Deferred income taxes	1,919,595	2,088,212
Other non-current liabilities	1,040,975	894,357
Shareholders' equity	11,997,945	11,709,188
Total liabilities & equity	$21,468,603	$21,392,641

ANALOG DEVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended		Twelve Months Ended
	Oct 31, 2020	Nov 2, 2019	Oct 31, 2020	Nov 2, 2019
Cash flows from operating activities:
Net income	$386,526	$277,694	$1,220,761	$1,363,011
Adjustments to reconcile net income to net cash provided by operations:
Depreciation	57,053	61,636	233,775	240,677
Amortization of intangibles	145,163	143,528	577,148	570,574
Stock-based compensation expense	36,557	37,580	149,518	150,300
Non-cash impairment included in special charges	—	9,800	—	14,167
Deferred income taxes	(71,146)	(35,809)	(113,948)	(91,253)
Non-cash contribution to charitable foundation	—	—	40,000	—
Other non-cash activity	(257)	14,206	5,418	40,907
Changes in operating assets and liabilities	118,702	149,270	(104,185)	(35,283)
Total adjustments	286,072	380,211	787,726	890,089
Net cash provided by operating activities	672,598	657,905	2,008,487	2,253,100
Percent of revenue	44.1%	45.6%	35.8%	37.6%

Cash flows from investing activities:
Additions to property, plant and equipment	(29,888)	(51,076)	(165,692)	(275,372)
Payments for acquisitions, net of cash acquired	(1,433)	(11,170)	(14,196)	(11,170)
Change in other assets	579	(1,512)	(635)	(6,644)
Net cash used for investing activities	(30,742)	(63,758)	(180,523)	(293,186)

Cash flows from financing activities:
Proceeds from debt	—	—	395,646	1,250,000
Early termination of debt	—	—	—	(1,250,000)
Proceeds from revolver	—	—	350,000	75,000
Payments on revolver	—	—	(350,000)	(75,000)
Debt repayments	(450,000)	(200,000)	(750,000)	(850,000)
Dividend payments to shareholders	(229,597)	(200,196)	(886,155)	(777,481)
Repurchase of common stock	(7,222)	(172,389)	(244,487)	(613,005)
Proceeds from employee stock plans	10,653	10,388	68,403	116,523
Change in other financing activities	—	5,087	(4,015)	(2,831)
Net cash used for financing activities	(676,166)	(557,110)	(1,420,608)	(2,126,794)
Effect of exchange rate changes on cash	(94)	(879)	182	(1,389)

Net (decrease) increase in cash and cash equivalents	(34,404)	36,158	407,538	(168,269)
Cash and cash equivalents at beginning of period	1,090,264	612,164	648,322	816,591
Cash and cash equivalents at end of period	$1,055,860	$648,322	$1,055,860	$648,322

ANALOG DEVICES, INC.
REVENUE TRENDS BY END MARKET
(Unaudited)
(In thousands)

The categorization of revenue by end market is determined using a variety of data points including the technical characteristics of the product, the “sold to” customer information, the "ship to" customer information and the end customer product or application into which our product will be incorporated. As data systems for capturing and tracking this data and our methodology evolves and improves, the categorization of products by end market can vary over time. When this occurs, we reclassify revenue by end market for prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each end market.

	Three Months Ended
	Oct 31, 2020			Nov 2, 2019
	Revenue	% of revenue*	Y/Y %	Revenue	% of revenue*
Industrial	$811,226	53%	9%	$745,672	52%
Communications	312,649	20%	19%	262,808	18%
Automotive	229,781	15%	2%	226,057	16%
Consumer	172,639	11%	(17)%	208,682	14%
Total revenue	$1,526,295	100%	6%	$1,443,219	100%

	Twelve Months Ended
	Oct 31, 2020			Nov 2, 2019
	Revenue	% of revenue*	Y/Y %	Revenue	% of revenue*
Industrial	$2,987,542	53%	(1)%	$3,011,411	50%
Communications	1,195,946	21%	(8)%	1,294,960	22%
Automotive	779,276	14%	(16)%	930,613	16%
Consumer	640,292	11%	(15)%	754,081	13%
Total revenue	$5,603,056	100%	(6)%	$5,991,065	100%

*The sum of the individual percentages may not equal the total due to rounding.

ANALOG DEVICES, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	Oct 31, 2020	Nov 2, 2019	Oct 31, 2020	Nov 2, 2019

Gross margin	$1,023,084	$942,191	$3,690,478	$4,013,750
Gross margin percentage	67.0%	65.3%	65.9%	67.0%
Acquisition related expenses	44,741	44,822	179,374	175,266
Adjusted gross margin	$1,067,825	$987,013	$3,869,852	$4,189,016
Adjusted gross margin percentage	70.0%	68.4%	69.1%	69.9%

Operating expenses	$561,412	$603,830	$2,192,234	$2,303,142
Percent of revenue	36.8%	41.8%	39.1%	38.4%
Acquisition related expenses	(110,963)	(112,219)	(444,261)	(451,511)
Acquisition related transaction costs	(10,977)	—	(20,098)	—
Charitable foundation contribution	—	—	(40,000)	—
Restructuring related expense	(8,050)	(64,788)	(52,337)	(95,659)
Adjusted operating expenses	$431,422	$426,823	$1,635,538	$1,755,972
Adjusted operating expenses percentage	28.3%	29.6%	29.2%	29.3%

Operating income	$461,672	$338,361	$1,498,244	$1,710,608
Operating margin	30.2%	23.4%	26.7%	28.6%
Acquisition related expenses	155,704	157,041	623,635	626,777
Acquisition related transaction costs	10,977	—	20,098	—
Charitable foundation contribution	—	—	40,000	—
Restructuring related expense	8,050	64,788	52,337	95,659
Adjusted operating income	$636,403	$560,190	$2,234,314	$2,433,044
Adjusted operating margin	41.7%	38.8%	39.9%	40.6%

Provision for income taxes	$30,784	$10,133	$90,856	$122,717
Income tax effect of adjustments above	26,878	35,903	106,291	104,470
Income tax from certain discrete tax items	—	20,302	25,951	61,227
Adjusted provision for income taxes	$57,662	$66,338	$223,098	$288,414

Income before income taxes	$417,310	$287,827	$1,311,617	$1,485,728
Effective tax rate	7.4%	3.5%	6.9%	8.3%
Acquisition related expenses	155,704	157,041	623,635	626,777
Acquisition related transaction costs	10,977	—	20,098	—
Charitable foundation contribution	—	—	40,000	—
Restructuring related expense	8,050	64,788	52,337	95,659
Adjusted income before income taxes	$592,041	$509,656	$2,047,687	$2,208,164
Adjusted tax rate	9.7%	13.0%	10.9%	13.1%

Diluted EPS	$1.04	$0.74	$3.28	$3.65
Acquisition related expenses	0.42	0.42	1.68	1.68
Acquisition related transaction costs	0.03	—	0.05	—
Charitable foundation contribution	—	—	0.11	—
Restructuring related expense	0.02	0.17	0.14	0.26
Income tax effect of adjustments above	(0.07)	(0.10)	(0.29)	(0.28)
Income tax from certain discrete tax items	—	(0.05)	(0.07)	(0.16)
Adjusted diluted EPS*	$1.44	$1.19	$4.91	$5.15
* The sum of the individual per share amounts may not equal the total due to rounding.

ANALOG DEVICES, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited)
(In thousands)

	Trailing Twelve Months	Three Months Ended
	Oct 31, 2020	Oct 31, 2020	Aug 1, 2020	May 2, 2020	Feb 1, 2020
Revenue	$5,603,056	$1,526,295	$1,456,136	$1,317,060	$1,303,565
Net cash provided by operating activities	$2,008,487	$672,598	$557,200	$429,041	$349,648
% of Revenue	36%	44%	38%	33%	27%
Capital expenditures	$(165,692)	$(29,888)	$(20,804)	$(60,161)	$(54,839)
Free cash flow	$1,842,795	$642,710	$536,396	$368,880	$294,809
% of Revenue	33%	42%	37%	28%	23%

ANALOG DEVICES, INC.
RECONCILIATION OF PROJECTED GAAP TO NON-GAAP RESULTS
(Unaudited)

Three Months Ending January 30, 2021
	Reported	Adjusted
Revenue	$1.50 Billion	$1.50 Billion
	(+/- $70 Million)	(+/- $70 Million)
Operating margin	29.1%	40.0% (1)
	(+/-150 bps)	(+/-100 bps)
Nonoperating expenses	~ $43 Million	~ $43 Million
Tax rate	12% to 14%	12% to 14% (2)
Earnings per share	$0.92	$1.30 (3)
	(+/- $0.10)	(+/- $0.10)

(1) Includes $163 million of adjustments related to acquisition related expenses and acquisition related transaction costs as previously defined in the Non-GAAP Financial Information section of this press release.
(2) Includes $23 million of tax effects associated with the adjustment for acquisition related expenses and acquisition related transaction costs noted above.
(3) Includes $0.38 of adjustments related to the net impact of $0.44 of acquisition related expenses and acquisition related transaction costs, as well as $0.06 of tax effects on those items.

(ADI WEB)

For more information, please contact:

Investor Contact:
Analog Devices, Inc.
Mr. Michael Lucarelli
Sr. Director of Investor Relations
781-461-3282
investor.relations@analog.com

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917-826-3804
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917-860-0356
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